Exhibit 10.10

LAND USE RESTRICTION AGREEMENT

Borrower’s	Windsor on the River, LLC
Name and Address:	c/o Cunat, Inc.
5400 West Elm Street, Suite 110
McHenry, Illinois 60050

Location of Property:	2200 Buckingham Drive
Cedar Rapids, Linn County, Iowa (see Exhibit A hereto)

Name of Project:	Windsor on the River

This LAND USE RESTRICTION AGREEMENT dated as of November 1, 2007 (together with any amendments or supplements hereto, the “Land Use Restriction Agreement” or the “Agreement”), is made and entered into among IOWA FINANCE AUTHORITY (the “Issuer”), WINDSOR ON THE RIVER, LLC (the “Borrower”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee (the “Trustee”) under the Indenture, hereinafter defined.

A. Pursuant to an Indenture of Trust dated as of May 1, 2007 (the “Indenture”) and between the Issuer and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and a resolution adopted by the Issuer on May 2, 2007 (the “Bond Resolution”), the Issuer has authorized the issuance of its Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project), Series 2007A, in the principal amount $17,000,000, and authorized in an amount up to $24,000,000 (the “Series 2007A Bonds”) and its Taxable Variable Rate Demand Multifamily Housing Revenue Bonds (Windsor on the River, LLC Project), Series 2007B, in the principal amount $7,000,000 (the “Series 2007B Bonds” and together with the Series 2007A Bonds, the “Bonds”), the proceeds of which will be lent to the Borrower to finance and/or refinance the acquisition and rehabilitation of an apartment project located in Cedar Rapids, Linn County, Iowa (the “Project”), to be partially occupied by individuals of low or moderate income within the meaning of Section 142 of the Internal Revenue Code of 1986, as amended (the “Code”).

This instrument was prepared by Patra S. Geroulis, Ice Miller LLP, 200 West Madison Street, Suite 3500, Chicago, Illinois 60606.

B. The Code and the regulations and rulings promulgated with respect thereto prescribe that the use and operation of the Project be restricted in certain respects and in order to ensure that the Project will continue to be used and operated in accordance with the Code and the regulations issued thereunder, the Issuer, the Trustee and the Borrower have determined to enter into this Land Use Restriction Agreement in order to set forth certain terms and conditions relating to the use and operation of the Project.

NOW THEREFORE, in consideration of the foregoing and intending to be legally bound, the Issuer, Trustee and the Borrower agree and declare as follows:

Section 1. Rental Requirement.

(a) Once available for occupancy, each unit of the Project (as “unit” is defined in Treas. Reg. § 1.103-8(b)(8)(i) and “Project” is defined in Treas. Reg. § 1.103-8(b)(4)) must be rented or available for rental on a continuous basis during the longer of (i) the period during which the Series 2007A Bonds are outstanding, or (ii) a period (the “Qualified Project Period”) (A) commencing on the first day on which at least 10% of the units in the Project were first occupied, and (B) ending on the date which is the latest of(l) 15 years after the date on which at least 50% of the units in the Project were first occupied, (2) the first day on which no tax-exempt private activity bond issued with respect to such Project is outstanding (all within the meaning of Section 142(d) of the Code), or (3) the date on which any assistance provided with respect to the Project under Section 8 of the United States Housing Act of 1937, as amended, terminates.

(b) All of the units in the Project must be rented or available for rental on a continuous basis to members of the general public and substantially all of the Project must consist of similarly constructed units together with any functionally related or subordinate facilities, including facilities for use by tenants, e.g., swimming pools, recreational facilities, parking areas, and other facilities which are reasonably required for such Project as a residential rental facility.

Section 2. Low or Moderate Income Occupancy Requirement.

(a) Twenty percent (20%) or more of the completed units of the Project (the “Low or Moderate Income Units”) shall be occupied by Low or Moderate Income Tenants (as described in Section 3 hereof) continuously during the Qualified Project Period (the “Occupancy Requirement”).

(b) A unit shall be treated as occupied by Low or Moderate Income Tenants until re-occupied, other than for a temporary period not to exceed 31 days, by another occupant, at which time the character of the unit shall be redetermined.

Section 3. Low or Moderate Income Tenants; Annual Reviews.

(a) “Low or Moderate Income Tenants” means the occupants of a dwelling unit in the Project whose adjusted income, as computed in accordance with Exhibit B hereto, does not exceed fifty percent (50%) of the Median Gross Income for the Area. “Median Gross Income for the Area” means the median income for th4 area where the Project is located as determined, with adjustments for larger and smaller family sizes, by the Secretary of the Department of Housing and Urban Development under Section 8(f)(3) of the United States Housing Act of 1937, as amended. If programs under Section 8(f) are terminated, Median Gross Income for the Area shall be determined under the method used by the Secretary immediately prior to such termination.

(b) The determination of whether the income of the residents of a unit exceed the applicable income limit shall be made first at the time of occupancy and thereafter at least annually on the basis of the current income of such residents. If the income of the occupants of a unit did not exceed the applicable income limit upon commencement of such tenants’ occupancy, the income of such occupants shall be treated as continuing not to exceed the applicable income limit unless, as of the most recent determination of annual income, such occupants’ income exceeds 140% of the applicable income limit for new tenants at such Project and before the next income determination, another residential unit of comparable or smaller size in the Project is occupied by a new tenant whose income exceeds the applicable income limit.

(c) If all the occupants of a unit are students as defined under Section 151 (e)(4) of the Code, no one of whom is entitled to file a joint return under Section 6013 of the Code, such occupants shall not qualify as Low or Moderate Income Tenants hereunder.

(d) Determination of the status of an occupant of a unit as a Low or Moderate Income Tenant shall be made upon initial occupancy of a unit in the Project by such occupant, and a new determination shall be made (i) at least annually thereafter, and (ii) upon the initial occupancy by such occupant of any other unit in the Project.

(e) Except as provided in Section 10 hereof, the method of determining low or moderate income in effect on the date of issuance of the Bonds shall be determinative even if such method is subsequently changed.

Section 4. Additional Covenants. The Borrower further covenants and agrees that:

(a) The Borrower will own, manage and operate the Project on a continuous basis as a residential rental project Comprised of several proximate and interrelated buildings or structures, each containing at least one dwelling unit, and facilities functionally related and subordinate thereto, in accordance with Section 142(d) of the Code and the regulations promulgated thereunder or applicable thereunder.

(b) All of the dwelling units in the Project will consist of similarly constructed units, and each dwelling unit in the Project will contain separate and complete facilities for living, sleeping, eating, cooking and sanitation separate and distinct from other units, including cooking facilities equipped with a cooking range, refrigerator and sink.

(c) None of the dwelling units in the Project will at any time be utilized on a transient basis, will ever be leased or rented for an initial lease term of less than six months, nor will any portion of the Project ever be used as a hotel, motel, dormitory, fraternity house, sorority house, hospital, nursing home, retirement home, sanitarium, rest home or trailer court or park for use on a transient basis.

(d) Except for dwelling units occupied by a resident manager or maintenance personnel, the dwelling units in the Project will be rented to persons who are members of the general public, and the Borrower shall not give preference to any particular class or group of persons in renting units other than to Low or Moderate Income Tenants.

(e) The Borrower will annually file not later than December 31 and will submit to the Trustee as often as necessary to comply with the requirements of Sections 42 and 142(d) of the Code, copies of all annual filings of Project compliance required to be filed under the Code which are subject to independent investigation and verification by the Trustee.

(f) The Mortgage to be granted by the Borrower in connection with the Project as described in Section 22 below provide that the indebtedness secured thereby may be declared to be immediately due and payable, at the option of the holder thereof, upon sale or transfer of the Project or any interest therein or transfer of beneficial interest in the Borrower, unless certain conditions specified in the Mortgage are met. As a further condition to any sale or transfer of the Project, the proposed purchaser or assignee shall assume in writing and agree to be bound by all of the obligations and covenants of the Borrower and all restrictions applicable to the Project contained herein in the manner and subject to the conditions provided in Sections 5 and 22 below.

Section 5. Covenants and Restrictions Not to Apply Under Certain Circumstances.

(a) Except as provided in Section 5(b) below, the Occupancy Requirement shall be a continuing requirement on the part of the Borrower and their successors and assigns for the period prescribed in Section 1 hereof, regardless of whether or not the Series 2007A Bonds remain outstanding.

(b) In the event of an involuntary noncompliance with the requirements of this Agreement and Treas. Reg. § 1.103-8(b) caused by fire, seizure, requisition, foreclosure, transfer of title by deed in lieu of foreclosure, change in federal law or an action of a federal agency after the date of issuance of the Bonds which prevents the Trustee from enforcing the requirements of this Agreement or Treas. Reg. § 1.103-8(b), or condemnation or similar event, the covenants and restrictions of this Agreement shall cease to apply, but only if, within a reasonable period, either the Series 2007A Bonds are retired or amounts received as a consequence of such event are used to provide a project which meets the requirement of Section 142(d) of the Code and Treas. Reg. § 1.103-8(b).

(c) Notwithstanding the foregoing provisions of Section 5(b), such requirements shall continue to apply to the Project subsequent to foreclosure, transfer of title by deed in lieu of foreclosure or similar event if, at any time during the Qualified Project Period subsequent to such event, the obligor on the “acquired purpose obligation” (as defined in Treas. Reg. § 1.103-13(b)(4)(iv)(a)) or “related person” (as defined in Treas. Reg. § 1.103-10(e)) obtains an ownership interest in the Project or any portion thereof for federal tax purposes.

Section 6. Submissions to Trustee and Others.

(a) During that portion of the term of this Agreement that the Borrower must comply with procedures of the Issuer under Section 42 of the Code, the Borrower shall comply with those procedures as if set forth in this Agreement.

(b) During any other portion of the term of this Agreement, the income certifications described in Treas. Reg. § 1.167(k)-3(b) will be submitted to the Trustee in substantially the form of Exhibit B attached hereto and at the times as provided herein.

(c) During any other portion of the term of this Agreement, the Borrower shall deliver to the Trustee a compliance certificate executed by the Borrower in the form attached as Exhibit C hereto (the “Compliance Certificate”) on or before August 15 of each year stating, among other matters: (1) the dwelling units of the Project which were occupied by Low or Moderate Income Tenants during such period, together with photocopies of all residential leases and income certifications of Low or Moderate Income Tenants of the Project not previously furnished to the Trustee (or a certified compilation of the substantive context thereof in sufficient detail to enable the Trustee to ascertain compliance with the provisions hereof, together with copies of the forms of lease and income certifications then in use at the Project); (2) that no default has occurred in the observance of the covenants contained in this Agreement; (3) that no event has occurred in connection with the operation of the Project which has caused, or will cause, the Project to cease to meet the requirements of this Agreement; and (4) in the event the Borrower is unable to deliver any such Compliance Certificate, the Borrower shall furnish to the Trustee in writing a detailed explanation of the reasons for such failure or inability to provide the Compliance Certificate.

(d) The Borrower shall maintain complete and accurate records pertaining to the dwelling units occupied, or to be occupied, by Low or Moderate Income Tenants and permit any duly authorized representative of the Trustee or the Issuer to inspect the books and records of the Borrower pertaining to the incomes and the Income Certifications of Low or Moderate Income Tenants residing in the Project upon reasonable notice and at reasonable times.

(e) As soon as is reasonably possible, the Borrower shall notify the Trustee and the Issuer of the existence of any situation or the occurrence of any event of which the Borrower has knowledge, the existence or occurrence of which would violate any of the provisions of this Agreement or cause the interest on the Series 2007A Bonds to become includable in the gross income of the holders thereof for federal income tax purposes, including the provision to the Trustee of all notices and correspondence from the Issuer or the Internal Revenue Service with respect to compliance with the provisions hereof.

(f) The Borrower shall deliver annually to the Secretary of the Treasury Form 8703, Annual Certification of Residential Rental Project, care of Internal Revenue Service Center, 1160 West 1200 South, Ogden, Utah 84201-0103, as required by the Code.

Section 7. Low or Moderate Income Units. The Borrower will maintain the Project so that the Low or Moderate Income Units will be similarly constructed with all other units in the Project. Low or Moderate Income Tenants shall enjoy equal access to all common facilities of the Project.

Section 8. Tenant Lists. All tenant lists, applications, and waiting lists relating to the Project shall be kept separate and identifiable from any other business of the Borrower which is unrelated to the Project and shall be maintained in a reasonable condition for proper audit and subject to examination during business hours by representatives of the Issuer or the Trustee.

Section 9. Tenant Lease Requirements. All tenant leases with respect to Low or Moderate Income Units will contain as an additional event of default by the tenant thereunder any material misstatement contained in the income certification described in Treas. Reg. § 1.167(k)-3(b) submitted to Borrower. In addition, all leases entered into after the date of original issuance and delivery of the Bonds shall specifically provide that each such lease is subject and subordinate to the terms and provisions of the Loan (as defined in the Loan Agreement), and whether or not a particular lease so provides, such lease shall nonetheless be subject and subordinate to the terms and provisions of the Loan.

Section 10. Modification of Covenants. It is understood and agreed that the covenants of the Issuer and the Borrower contained herein are intended to comply with Section 142(d) of the Code and the regulations promulgated thereunder. Consistent with such intent it is agreed that any amendment to Section 142(d) of the Code (or any section of the Code or other law referred to or referenced therein) which would have the effect of reducing the restrictions imposed on the Borrower pursuant to this Agreement, shall be deemed to be an amendment to this Agreement without further action on the part of the parties hereto, and this Agreement shall be deemed to have been amended in accordance with the provisions of such amendment upon the effective date of such amendment. Such amendments shall include, without limitation, any modification of the definition of low or moderate income which would have the effect of increasing the maximum permissible income of the tenants of the Low or Moderate Income Units; provided, however, if any such amendment, in the opinion of Bond Counsel (such counsel to be acceptable to the Trustee), would adversely affect the excludability of the interest on the Series 2007A Bonds from gross income for federal tax purposes, such amendment shall be of no force or effect.

Section 11. Covenant Runs with the Land-Successors Bound. This Agreement shall be placed of record in the land records of Linn County, Iowa, and, except as provided in Sections 5 and 22 hereof, the covenants contained herein shall run with the land and shall bind, and the benefits shall inure to, respectively, the Borrower and its successors and assigns, and the Issuer and all subsequent owners of the Project or any interest therein, for the periods prescribed in Section 1 and Section 2 hereof.

Section 12. No Conflict with Other Documents. The Borrower warrants that it has not and will not execute any other agreement with provisions contradictory to, or in opposition to the provisions hereof, and that, in any event, the requirements of this Agreement are paramount and controlling as to the obligations herein set forth and supersede any other requirements in conflict herewith.

Section 13. Amendments. This Agreement may be amended, or the enforcement of any obligation of the Borrower hereunder waived (in whole or in part) only upon receipt by the Issuer of an opinion of qualified Bond Counsel, satisfactory to the Issuer and to the Trustee, to the effect that such proposed amendment or waiver will not adversely affect the excludability of the interest on the Series 2007A Bonds from gross income for federal tax purposes and, except in the case of a waiver, an amendment in writing executed by the parties hereto, except with respect to modifications and/or amendments made or deemed made in accordance with the provisions of Section 10 hereof, which modifications and/or amendments shall be self-executing without action of the parties. The Borrower agrees, from time to time, to take all actions and steps necessary to comply, and to cause the Project to comply, with the requirements of Section 142(d) of the Code and to enter into modifications and amendments to this Agreement to the extent required by Treasury Regulations promulgated thereunder. Restrictions contained herein which are not required by such regulations may be amended in accordance with the first sentence of this section.

Section 14. Assignment of Issuer’s Interest. For so long as the Series 2007A Bonds are outstanding, the interest of the Issuer in this Agreement will be, and hereby is, assigned to the Trustee, and its successors, under the Indenture, and during such period this Agreement shall be enforceable by the Trustee in accordance with its terms. If the Series 2007A Bonds shall mature or be redeemed prior to the end of the periods set forth in Sections 1 and 2 hereof, the Trustee shall continue to enforce the provisions of this Agreement for and on behalf of the Issuer. In such case, the Borrower hereby covenants to pay the reasonable fees and expenses, including attorney’s fees, of the Trustee incurred by the Trustee in enforcing the provisions hereof.

Section 15. Defaults, Remedies. If the Borrower shall fail to observe or perform any covenant, condition or agreement contained herein on its part to be observed or performed for a period of 30 days after the Trustee or the Issuer shall have given written notice to the Borrower of such failure, then and in such event, the Issuer or the Trustee shall be entitled, individually or collectively, in addition to all other remedies provided by law or in equity, to compel specific performance by the Borrower of its obligations under this Agreement or by mandamus or other suit, action or proceeding at law or in equity require the Borrower to perform its obligations and covenants hereunder or enjoin any acts or things which may be unlawful or in violation of the rights of the Issuer or Trustee hereunder or otherwise seek injunctive relief, it being recognized that the beneficiaries of the Borrower’s obligations hereunder cannot be adequately compensated by monetary damages in the event of the Borrower’s default. The Trustee agrees that upon receipt from the Borrower of notice of noncompliance pursuant to Section 6 hereof, or if the Trustee otherwise believes that the Borrower is not in compliance with one or more of the terms and provisions of this Agreement, it will promptly, by written notice to the Borrower, direct the Borrower to institute action to correct such noncompliance, such corrective action to be taken within a reasonable period after the violation is first discovered. In no event shall the Issuer or the Trustee seek any form of compensation or monetary damages in the event of the Borrower’s default under this Agreement (other than indemnification of the Issuer pursuant to the Loan Agreement and payment of its fees and expenses).

Section 16. Reliance; Compliance.

(a) The Issuer and the Borrower hereby recognize and agree that the representations and covenants set forth herein may be relied upon by all persons interested in the legality and validity of the Bonds and in the exclusion from gross income for federal income tax purposes of the interest on the Series 2007A Bonds. In performing their duties and obligations hereunder, the Issuer and the Trustee may rely upon statements and certificates of the Borrower and Low or Moderate Income Tenants, unless the Issuer and the Trustee have reason to doubt them, and upon audits of the books and records of the Borrower pertaining to the Project. In addition, the Issuer and the Trustee may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by the Issuer or the Trustee hereunder in good faith and in conformity with such opinion.

(b) Promptly following its receipt thereof, the Trustee will review each Income Certificate and Compliance Certificate delivered pursuant to this Agreement in order to determine that each such document is complete and to verify that the percentage set forth in paragraph 2 of the Compliance Certificate is at least 20%. The Trustee will maintain such documents on file and open to the inspection of the Issuer and the Borrower.

(c) Promptly upon determining that any report or certificate submitted to it is inaccurate or incomplete, the Trustee shall give written notice by certified mail, return receipt requested, of such inaccuracy or lack of completeness to the Borrower and direct the Borrower to correct or complete the same, as the case may be, within a reasonable period of time thereafter. If the Borrower fail to submit to the Trustee any certification required pursuant to this Agreement within 45 days of the time set forth herein, the Trustee shall immediately give written notice of that fact to the Issuer, the Credit Provider and the Borrower. If any documentation filed with the Trustee reflects that the Project has ceased to meet the requirements of this Agreement, the Trustee shall immediately give written notice of that fact to the Issuer, the Credit Provider and the Company.

Section 17. Indemnification. The Borrower shall indemnify, hold harmless and defend the Issuer and the Trustee and their respective officers, members, directors, agents and employees against all loss, costs, damages, expenses, suits, judgments, actions and liabilities of whatsoever nature (including, without limitation, attorney’s fees, litigation and court costs, amounts paid in settlement, and amounts paid to discharge judgments) directly or indirectly resulting from or arising out of or related to the performance by the Issuer or Trustee of the duties imposed upon them under this Agreement, except, with respect to the Trustee, to the extent caused by gross negligence or willful misconduct. This provision shall survive termination of this Agreement.

Section 18. Notice. Any notice, demand, consent, permission or other communication, which any party hereto is required or desires to give, or communicate to any other party, shall be in writing and shall be given personally or communicated by registered or certified mail, postage prepaid, return receipt requested, addressed to the other parties at the addresses of the parties set forth on the first page of this Agreement, to the Trustee, at 1125 17th Street, 4th Floor, Denver, Colorado, 80202, Attention: Corporate Trust Services, to the Borrower at 5400 West Elm Street, Suite 110, McHenry, Illinois 60050, Attention: Christopher G. Zock,

and to the Issuer at 2015 Grand Avenue, Des Moines, Iowa 50312, Attention: Executive Director. Any such notice or other communication so sent shall be deemed to have been given on the second business day following the date the same was deposited in the mail, as registered or certified matter, with postage fully prepaid thereon. Any party may change its address for notice or from any other party in the manner provided in this Section.

Section 19. Definitions. Terms used herein and not otherwise defined herein but defined in the Indenture shall have the meanings assigned to them in the Indenture. Unless otherwise expressly provided herein or unless the context clearly requires otherwise, the following terms shall have the respective meanings set forth below for all purposes of this Agreement:

“Agreement” means this Land Use Restriction Agreement, as it may from time to time be amended.

“Bond Counsel” means nationally recognized bond counsel acceptable to the Trustee.

“Income Certification” means a certification as to income executed by a tenant of the Project, in substantially the form of Exhibit B hereto.

Section 20. Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining portions shall not in any way be affected or impaired. In case any covenant, stipulation, obligation or agreement of the Issuer or the Borrower contained herein shall for any reason be held to be in violation of law, then such covenant, stipulation, obligation or agreement shall be deemed to be the covenant, stipulation, obligation or agreement of the Issuer or the Borrower, as the case may be, to the full extent permitted by law.

Section 21. Governing Law. This Agreement is governed by the laws of the State of Iowa, without regard to the choice of law rules of the State of Iowa. Venue for any action under this Agreement to which the Issuer is a party shall lie within the district courts of the State of Iowa, and the parties hereto consent to the jurisdiction and venue of any such court and hereby waive any argument that venue in such forums is not convenient.

Section 22. Subordination. The Issuer and the Borrower agree that this Land Use Restriction Agreement shall be subordinate in all respects to the first Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing on the Project executed by the Borrower as of May 1, 2007, in favor of Wells Fargo Bank, National Association, Chicago, Illinois or any other mortgage in favor of an issuer of any Alternate Credit Facility (the “Mortgage”) and the Borrower shall on behalf of itself and/or the Issuer, at the written request of the holder of the Mortgage, execute such instruments as may be required to implement and evidence the subordination expressed in this Section 22.

The Issuer, the Trustee and the Borrower further agree that this Agreement shall terminate if the Project is acquired by foreclosure of the Mortgage, conveyance of the Project by deed-in-lieu of foreclosure or comparable conversion of the Mortgage, such termination to be effective as of the date of such foreclosure, deed-in lieu of foreclosure or conversion. No right or authority on the part of the Issuer (other than rights to indemnification by the Borrower), the Trustee or any other party which is provided by this Agreement with respect to the Project shall survive the foreclosure, granting of a deed-in-lieu of foreclosure or comparable conversion and no such right or authority shall apply to the Project if title is transferred pursuant to or following any such foreclosure, deed-in-lieu of foreclosure or comparable conversion.

Section 23. Non-Recourse. Notwithstanding anything to the contrary contained herein or elsewhere in the other documents to be executed by the Borrower in connection with the Bonds, it is understood and agreed that the Issuer and the Trustee will look solely to the Borrower for payment of the obligations hereunder and not to the members or the partners of the Borrower; provided, however:

(a) nothing in this Section shall be or be deemed to be a release or impairment of such obligations or preclude the Issuer and the Trustee from suing pursuant to this Agreement;

(b) this Section shall not release the members of the Borrower from liability to the Issuer and the Trustee for the application of any funds received by the members of the Borrower in violation of the covenants contained in this Agreement or in any other document executed in connection herewith;

(c) this Section shall not preclude the Issuer and the Trustee from securing a judgment from any party who subsequently assumes the payment of the obligations hereunder or as against any other person or persons or entity who may hereafter become liable for the payment of such obligations; and

(d) nothing contained herein is intended to relieve, release, discharge or affect in any way the personal liability of any third party to the Issuer and the Trustee, including any guarantors, for payment of the Borrower’s obligations or otherwise.

(e) No covenant, provisions or agreement of the Issuer herein or in the Bonds or in any other document executed by the Issuer in connection with the issuance, sale and delivery of the Bonds, or any obligation herein or therein imposed upon the Issuer or breach thereof, shall give rise to a pecuniary liability of the Issuer, its officers, employees or agents or a charge against the Issuer’s general credit or general fund or shall obligate the Issuer, its officers, employees or agents financially in any way except with respect to this Indenture and the application of revenues therefrom and the proceeds of the Bonds. No failure of the Issuer to comply with any term, condition, covenant or agreement therein shall subject the Issuer, its officers, employees or agents to liability for any claim for damages, costs or other financial or pecuniary charges except to the extent that the same can be paid or recovered from this Indenture or revenues therefrom or proceeds of the Bonds. No execution on any claim, demand, cause of action or judgment shall be levied upon or collected from the general credit or general fund of the Issuer. In making the agreements, provisions and covenants set forth herein, the Issuer has not obligated itself except with respect to the Indenture and the application of revenues thereunder as provided therein. The Bonds constitute special obligations of the Issuer, payable solely from the revenues pledged to the payment thereof pursuant to this Indenture and the Loan. Agreement, and do not now and shall never constitute an indebtedness or a loan of the credit of the Issuer, the State of Iowa or any political subdivision thereof or a charge against their general taxing powers within the meaning of any constitutional or statutory provision whatsoever. The Issuer has no taxing power. It is further understood and agreed by the Borrower and the Bondowners that the Issuer, its officers, employees or agents shall incur no pecuniary liability hereunder and shall not be liable for any expenses related hereto, all of which the Borrower agrees to pay. If, notwithstanding the provisions of this Section, the Issuer, its officers, employees or agents incur any expense, or suffer any losses, claims or damages or incurs any liabilities, the Borrower will indemnify and hold harmless the Issuer, its officers, employees or agents from the same and will reimburse the Issuer, its officers, employees or agents in relation thereto, and this covenant to indemnify, hold harmless and reimburse the Issuer, its officers, employees or agents shall survive delivery of and payment for the Bonds.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and sealed by its duly authorized representative, as of the day and year first written above.

IOWA FINANCE AUTHORITY, as Issuer

By	/s/ Bret L. Mills
Bret L. Mills, Executive Director

[Issuer’s signature page to Land Use Restriction Agreement]

WINDSOR ON THE RIVER, LLC,
a Delaware limited liability company, as Owner

By:	/s/ Christopher G. Zock
Christopher G. Zock, Manager

[Borrower’s signature page to Land Use Restriction Agreement]

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Somsri Helmer
Its:	ASSISTANT TREASURER

[Trustee’s signature page to Land Use Restriction Agreement]

STATE OF IOWA	)
) SS:
COUNTY OF POLK	)

The foregoing instrument was acknowledged before me on this 14th day of November, 2007, by Bret L. Mills, as Executive Director of the Iowa Finance Authority, on its behalf.

/s/ Lori K. Beary
Notary Public in and for said State

[N-1]

STATE OF ILLINOIS	)
) SS:
COUNTY OF COOK	)

On this 15TH day of November, 2007, before me appeared SOMSRI HELMER, to me personally known, who being by me duly sworn did say that she is a ASSISTANT TREASURER of The Bank of New York Trust Company, N.A., a national banking association, and acknowledged said instrument to be the free act and deed of said banking association.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal, the day and year last above written.

/s/ Diane Mary Wuertz
(Signature)

Diane Mary Wuertz
(Printed Name)

Notary Public in and for said County and State

[SEAL]
My Commission Expires: .
My County of Residence: .

[N-2]

STATE OF Illinois	)
	)	SS:
COUNTY OF McHenry	)

On this 12th day of November, 2007, before me appeared Christopher G. Zock, to me personally known, who being by me duly sworn did say that he is the Manager of Windsor on the River, LLC, and that he is the person who executed the foregoing instrument as such officer in behalf of said Windsor on the River, LLC, and acknowledge that he executed the same as his free act and deed as such Manager of Windsor on the River, LLC.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my notarial seal, the day and year last above written.

/s/ Loreen A. O’Brien
(Signature)
Loreen A. O’Brien
(Printed Name)

Notary Public in and for said County and State

[SEAL]

My Commission Expires:	6-29-09.

My County of Residence:	McHenry.

[N-3]

EXHIBIT A

Legal Description

[Attached]

A-1

All the certain real property located in the County of Linn, State of Iowa, described as follows:

Lot 1 of Windsor-on-the-River First Addition to Cedar Rapids, Iowa, and Lot 2 and Lot 3 of Windsor-on-the-River Second Addition to Cedar Rapids, Iowa, and Lot 4 of Windsor-on-the-River Third Addition to Cedar Rapids, Iowa, and Lot 5 of Windsor-on-the-River Fourth Addition to Cedar Rapids, Iowa; all in Linn County, Iowa.

EXHIBIT B

INCOME COMPUTATION AND CERTIFICATION FORM

(TAX-EXEMPT FINANCED PROJECTS)

Re:

Unit Address and Number:

I/We, the undersigned, being first duly sworn, state that I/we have read and answered fully, frankly and personally each of the following questions for all persons who are to occupy the residential unit in the above developments for which application is made, all of whom are listed below:

OCCUPANT INFORMATION

1.	2.	3.	4.
Names of Members of the Household	Relationship to Head of Household	Age	Social Security Number

	HEAD

	SPOUSE

5.	The anticipated total income of all the above persons, except income from employment of minors younger than 18 years of age, during the 12-month period beginning this date is as follows:

Name	Wages*	Interest and Dividends	Periodic Payments**	Other***	Total

TOTAL

*	All wages and salaries, over-time pay, commissions, fees, tips and bonuses, and other compensation for personal services, in each case before payroll deductions.

**	The full amount of periodic payments received from social security, annuities, insurance policies, retirement funds, pensions, disability or death benefits and other similar types of periodic receipts, worker’s compensation, public or welfare assistance, and alimony and child support payments.
***	Include all other income not otherwise listed including income from assets described in Paragraph 6. SEE SCHEDULE A ATTACHED HERETO FOR MORE DETAILED INFORMATION CONCERNING OTHER INCOME AND EXCLUDABLE ITEMS.

(ONLY FOR USE IN CONNECTION WITH TAX-EXEMPT FINANCED PROJECTS)

FAMILY ASSETS

6.	If any of the persons listed in column 1 above has any savings, stocks, bonds, equity in real property, personal property (excluding necessary items such as clothes, autos and furniture) or any other form of capital investment, provide:

a. The total value of all such assets owned by all such persons (including the excess of fair market value over consideration received for business or family assets disposed of at less than fair market value during the preceding two years): $         ; and

b. The amount of income, if any, expected to be derived from such assets in the 12 month period commencing this date: $        .

STUDENTS

7.	If ALL of the persons listed in column 1 above are or will be full time students during five calendar months of this calendar year at an educational institution (other than a correspondence school) with regular faculty and students, answer the following questions; otherwise, check here. ☐ NOT APPLICABLE.

a. Is any such person (other than nonresident aliens) married and filing a joint federal income tax return? Yes ☐ No ☐

b. Is any such person receiving assistance under Title IV of the Social Security Act (relating to Aid to Families with Dependent Children or AFDC?) Yes ☐ No ☐

c. Is any such person enrolled in a job training program receiving assistance under the Job Training Partnership Act or under other similar Federal, State, or local laws? Yes ☐ No ☐

d. Are such persons single parents and their children (not one of whom is a dependent of a person not residing in the unit)? Yes ☐ No ☐

CERTIFICATION

I/We have reviewed Schedule A attached hereto and certify that the income set forth in paragraph 5 above includes all income, from all sources described on Schedule A, with no exceptions. We acknowledge that all of the above information is relevant to the status under federal income tax law of certain housing tax credits to finance the apartment for which application is being made. We consent to the disclosure of the foregoing information to the U.S. Government, the developer of the project, investors in the project and their legal and accounting representatives, and to any lender providing financing for the development.

I understand that copies of this property’s utility estimates are available in the manager’s office.

Date: ,
Head of Household

Spouse or Other Occupant

STATE OF	)
) SS:
COUNTY OF	)

Subscribed and sworn to before me, a Notary Public, in and for said County and State, this     day of                     ,        .

Signature

Printed Notary Public

My Commission Expires:	County of Residence:

FOR COMPLETION BY DEVELOPMENT OWNER OR MANAGER ONLY

1.	Calculation of Eligible Income:

a	Enter amount entered for entire household, except minors, in 5 above:	$

b

If the amount entered in 6.a. above is greater than $5,000, enter the excess of     % (being the current passbook savings rate as determined by HUD) of line 6.a. over the amount entered on line 6.b., if any.

$

TOTAL ELIGIBLE INCOME
	(line 1.a plus line 1.b):	$

2.	First Year Certifications. In order to comply with applicable federal tax law, the development has elected to comply with the requirement that at least 20 percent of the units in the development will be set aside and rented to individuals and families with incomes less than or equal to 50 percent of Median Gross Income for the Area.* Based upon the foregoing election, the Total Eligible Income of the occupants of the unit as a first year tenant qualifies the unit as a set aside unit for purposes of the housing tax credit provisions contained in Section 42(g) and tax-exempt bond provisions of Section 142(d) of the Internal Revenue Code of 1986 (the “Code”).

3.	Recertifications. Applicable federal law requires that the determination of whether the income of residents of a unit in the development exceeds the applicable income limit shall be made at least annually on the basis of the current income of the residents. On recertification, the income of such resident shall be treated as continuing not to exceed the applicable income limit unless, as of the most recent annual recertification, (a) such resident’s income exceeds 140% of the income limit applicable for the first year tenants, and (b) before the next income determination, any residential unit of comparable or smaller size in the development is occupied by a new resident whose income exceeds the applicable income limit.

4.	Students. If the answers to items 7.a., 7.b., 7.c. AND 7.d. above are all NO, the unit will not qualify as a set aside unit. If the answer to item 7.a., 7.b., 7.c. OR 7.d. above is YES, the unit does not fail to qualify as a set aside unit merely because all occupants are students. If the answer to 7.a. above is NO, but the answer to item 7.b., 7.c. or 7.d. is YES, the unit will not qualify as a set aside unit under the tax-exempt bond provisions of Section 142(d) of the Code but will qualify for purposes of low income housing tax credits under Section 42 of the Code.

Applicant/Tenant: Under the ☐ 20/50 Test or ☐ 40/60 Test

☐	Qualifies as a first year set-aside tenant under paragraph 2 above.

☐	Qualifies, on recertification, as a continuing set-aside tenant under the 140% test under paragraph 3 above.

☐	Does not, on recertification, qualify as a set-aside tenant (NOTE: If this box is checked and the development is not 100% set-aside tenants, the next available unit of comparable or smaller size in the development may need to be rented to a first year qualifying set-aside tenant to assure that at least 20% of the units are occupied by, or available for rental to, qualifying tenants or to assure some greater percentage of units ale so rented to generate the desired level of tax credits).

Date:	,
Owner/Manager

*	“Median Gross Income for the Area” means the median income for the statistical area where the Project is located as determined by the Secretary of Housing and Urban Development under Section 8(f)(3) of the United States Housing Act of 1937, as amended, taking into account adjustments for family size or if programs under said Section 8(f) are terminated, median income determined under the method used by the Secretary immediately prior to the termination. Such income figures are to be updated annually by HUD.

SCHEDULE A

§ 813.106 Annual Income

(a) Annual Income is the anticipated total income from all sources received by the Family head and spouse (even if temporarily absent) and by each additional member of the Family, including all net income derived from assets for the 12 month period following the effective date of certification of income, exclusive of certain types of income as provided in paragraph (c) of this section.

(b) Annual Income includes, but is not limited to:

(1) The full amount, before any payroll deductions, of wages and salaries, overtime pay, commissions, fees, tips and bonuses, and other compensation for personal services;

(2) The net income from operation of a business or profession. Expenditures for business expansion or amortization of capital indebtedness shall not be used as deductions in determining net income. An allowance for depreciation of assets used in a business or profession may be deducted, based on straight line depreciation, as provided in Internal Revenue Service regulations. Any withdrawal of cash or assets from the operation of a business or profession will be included in income, except to the extent the withdrawal is reimbursement of cash or assets invested in the operation by the Family;

(3) Interest, dividends, and other net income of any kind from real or personal property. Expenditures for amortization of capital indebtedness shall not be used as a deduction in determining net income. An allowance for depreciation is permitted only as authorized in paragraph (b)(2) of this section. Any withdrawal of cash or assets from an investment will be included in income, except to the extent the withdrawal is reimbursement of cash or assets invested by the Family. Where the Family has Net Family Assets in excess of $5,000, Annual Income shall include the greater of the actual income derived from all Net Family Assets or a percentage of the value of such Assets based on the current passbook savings rate, as determined by HUD;

(4) The full amount of periodic payments received from social security, annuities, insurance policies, retirement funds, pensions, disability or death benefits and other similar types of periodic receipts, including a lump sum payment for the delayed start of a periodic payment;

(5) Payments in lieu of earnings such as unemployment and disability compensation, worker’s compensation and severance pay (but see paragraph (c)(3) of this section);

(6) Welfare Assistance. If the Welfare Assistance payment includes an amount specifically designated for shelter and utilities that is subject to adjustment by the Welfare Assistance agency in accordance with the actual cost of shelter and utilities, the amount of Welfare Assistance income to be included as income shall consist of:

(i) The amount of the allowance or grant exclusive of the amount specifically designated for shelter or utilities, plus

(ii) The maximum amount that the Welfare Assistance agency could in fact allow the Family for shelter and utilities. If the Family’s Welfare Assistance is ratably reduced from the standard of need by applying a percentage, the amount calculated under this paragraph (b)(6)(ii) shall be the amount resulting from one application of the percentage;

(7) Periodic and determinable allowances, such as alimony and child support payments, and regular contributions or gifts received from persons not residing in the dwelling;

(8) All regular pay, special pay and allowances of a member of the Armed Forces (but see paragraph (c)(7) of this section); and

(9) Any earned income tax credit to the extent it exceeds income tax liability.

(c) Annual income does not include the following:

(1) Income from employment of children (including foster children) under the age of 18 years;

(2) Payments received for the care of foster children;

(3) Lump-sum additions to Family assets, such as inheritances, insurance payments (including payments under health and accident insurance and worker’s compensation), capital gains and settlement for personal or property losses (but see paragraph (b)(6) of this section);

(4) Amounts received by the Family, that are specifically for, or in reimbursement of, the cost of medical expenses for any Family member;

(5) Income of a live-in aide, as defined in § 813.102;

(6) Amounts of educational scholarships paid directly to the student or to the educational institution, and amounts paid by the Government to a veteran, for use in meeting the costs of tuition, fees, books, equipment, materials, supplies, transportation, and miscellaneous personal expenses of the student. Any amount of such scholarship or payment to a veteran not used for the above purposes that is available for subsistence is to be included in income;

(7) The special pay to a Family member serving in the Armed Forces who is exposed to hostile fire;

(8) (i) Amounts received under training programs funded by HUD;

(ii) Amounts received by a Disabled person that are disregarded for a limited time for purposes of Supplemental Security Income of eligibility and benefits because they are set aside for use under a Plan to Attain Self-Sufficiency (PASS); or

(iii) Amounts received by a participant in other publicly assisted programs which are specifically for or in reimbursement of out of pocket expenses incurred (special equipment, clothing, transportation, child care, etc.) and which are made solely to allow participation in a specific program;

(9) Temporary, nonrecurring or sporadic income (including gifts); or

(10) Amounts specifically excluded by any other Federal statute from consideration as income for purposes of determining eligibility or benefits under a category of assistance programs that includes assistance under the United States Housing Act of 1937. A notice will be published in the Federal Register and distributed to PHAs and owners identifying the benefits that qualify for this exclusion. Updates will be published and distributed when necessary.

(d) If it is not feasible to anticipate a level of income over a 12-month period, the income anticipated for a shorter period may be annualized, subject to a redetermination at the end of the shorter period.

EXHIBIT C

(to Land Use Restriction Agreement)

CERTIFICATE OF CONTINUING PROGRAM COMPLIANCE

The undersigned (the “Borrower”), the owner of Windsor on the River, a 424-unit multifamily housing development located in Cedar Rapids, Linn County, Iowa has read and is thoroughly familiar with the provisions of the Land Use Restriction Agreement (the “Agreement”) dated as of November 1, 2007 among the Borrower, the Issuer and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”):

1. As of                                          1,            , the following number of residential units in the Project (i) are occupied by Low or Moderate Income Tenants (as such term is defined in the Agreement) or (ii) were previously occupied by Low or Moderate Income Tenants and have been vacant and not reoccupied except for a temporary period of no more than 31 days, as indicated:

(a) Number of units occupied by Low or Moderate Income Tenants

(b)    Number of units previously occupied by Low or Moderate Income Tenants, but vacated and not reoccupied except for a temporary period of no more than 31 days since the date of the last Compliance Certificate:

(c) Total number of completed residential units in the Project (i.e., units for which a certificate of occupancy or local equivalent has been obtained):

2. The total number of units occupied or previously occupied by Low or Moderate Income Tenants as shown above, is         % (at least 20%) of the total number of completed units.

3. The undersigned hereby certifies that (i) as of the date of this certificate, no default has occurred in the observance of the covenants contained in the Agreement, and no event has occurred in connection with the operation of the Project which has caused or will cause the Project to cease to meet the requirements of the Agreement, and (ii) attached hereto are true and correct copies of (a) all leases for units at the Project and (b) all Income Certifications (including annual recertifications), received from Low or Moderate Income Tenants since the date of the last Compliance Certificate which have not previously been provided to the Trustee.

Dated:

C-1

WINDSOR ON THE RIVER, LLC,
a Delaware limited liability company, as Owner

By:
Christopher G. Zock, Manager

By:
Property Manager

By:
Authorized Representative

C-2